Exhibit 99.1

Nanophase Announces First Quarter 2005 Results

Achieves Positive Gross Margin and 25% Year-Over-Year Revenue Growth

Romeoville, IL, April 27, 2005—Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, announced first quarter 2005 results. Based on the financial data accompanying this release, the Company’s results are stated approximately as follows.

For the quarter ended March 31, 2005, total revenue rose to $1.61 million compared with $1.29 million in the same quarter of 2004, or a revenue increase of 25% year-over-year. Compared to the fourth quarter of 2004, sequential quarter-over-quarter revenue grew over 60%. Nanophase reported a first quarter 2005 net loss of $1.4 million, or $0.08 per share (fully diluted), compared with a net loss for the first quarter of 2004 of $1.5 million, or $0.09 per share (fully diluted).

“First quarter revenue is a promising start to 2005 and represents the highest product revenue quarter in the Company’s history,” stated Joseph Cross, Nanophase’s president & CEO. “Nanophase also achieved a positive gross margin on product sales for the quarter, which is consistent with our financial business model relative to the positive effect of increasing volume on gross margins, and, eventually, profitability. We continue to be optimistic about revenue growth during 2005.”

Nanophase has scheduled its quarterly conference call for April 28, at 10:00 CDT, which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, Chief Financial Officer. The call may be accessed though the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through May 5, 2005, by dialing 706-645-9291 and entering code 5585837, or by logging onto the Company’s website and following the above

Nanophase Technologies (NANX), www.nanophase.com, provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 24 United States patents and patent applications and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website. Other information on our website is not incorporated by reference into, and should not be considered a part of, this press release.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form 10-K filed March 15, 2005 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$570,899	$475,185
Investments	9,639,827	11,155,126
Trade accounts receivable, less allowance for doubtful accounts of $24,271 on March 31, 2005 and December 31, 2004	1,026,636	792,662
Other receivable, net	1,949	3,498
Inventories, net	821,292	837,336
Prepaid expenses and other current assets	453,753	499,697

Total current assets	12,514,356	13,763,504

Equipment and leasehold improvements, net	7,256,275	7,457,764
Other assets, net	587,560	571,027

	$20,358,191	$21,792,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debts	$460,427	$579,472
Current portion of capital lease obligations	6,321	11,826
Accounts payable	410,410	324,485
Accrued expenses	891,391	894,022

Total current liabilities	1,768,549	1,809,805

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value; 24,088 authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 17,912,852 and 17,895,482 shares issued and outstanding on March 31, 2005 and December 31, 2004, respectively	179,129	178,955
Additional paid-in capital	72,010,083	71,987,565
Accumulated deficit	(53,599,570)	(52,184,030)

Total stockholders' equity	18,589,642	19,982,490

	$20,358,191	$21,792,295

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue:
Product revenue	$1,526,304	$1,066,138
Other revenue	87,078	227,221

Total revenue	1,613,382	1,293,359

Operating expense:
Cost of revenue	1,444,500	1,213,110
Research and development expense	494,439	474,885
Selling, general and administrative expense	1,143,144	1,058,944

Total operating expense	3,082,083	2,746,939

Loss from operations	(1,468,701)	(1,453,580)
Interest income	65,047	14,661
Interest expense	(11,899)	(24,838)
Other, net	13	693

Loss before provision for income taxes	(1,415,540)	(1,463,064)
Provision for income taxes	—	(7,500)

Net loss	$(1,415,540)	$(1,470,564)

Net loss per share-basic and diluted	$(0.08)	$(0.09)

Weighted average number of common shares outstanding	17,907,063	16,209,660

4